Exhibit 10.12
THIRD AMENDMENT TO THE
PAYLESS SHOESOURCE, INC. 401(k) PROFIT SHARING PLAN
          WHEREAS, Payless ShoeSource, Inc. (“Company”) previously adopted the Payless ShoeSource, Inc. 401(k) Profit Sharing Plan, as amended and restated effective August 1, 2007 (the “Plan”); and
          WHEREAS, the Plan provides for participation by those entities in the Company’s control group which the Company authorizes to participate in the Plan; and
     WHEREAS, the Company has determined that effective January 1, 2009 Collective Licensing International LLC is authorized to participate in the Plan and that effective the same date the Collective Licensing International LLC 401(k) Plan be merged with the Payless ShoeSource, Inc. 401(k) Profit Sharing Plan; and
     WHEREAS, the Company desires to amend the Plan to preserve those benefits under the Collective Licensing International LLC 401(k) Plan which are protected benefits within the meaning of Treasury Regulations §1.411(d)-4 and to make certain related clarification amendments to the Plan; and
     WHEREAS, the Company has reserved the right to amend the Plan pursuant to Section 18.01 thereof;
          NOW, THEREFORE, effective January 1, 2009, the Plan is amended as follows:
1.	Section 1.45 is amended and replaced with the following language: Transferred Accounts means Member and Company Accounts transferred from the May Plan or as applicable, the Collective Licensing International LLC 401(k) Plan (the “CLI Plan”).

2.	A sentence is added to the end of Section 3.01 that states that “notwithstanding the above, prior to January 1, 2009, the amount of any “non-elective contribution” the Company or an Employer determines to contribute for plan year 2008 may be contributed to the Trust as of January 1, 2009 or as soon as practicable after the close of the Company’s Fiscal Year. For this purpose, the term “non-elective contribution” shall have such meaning as set forth in the CLI Plan in effect on December 31, 2008. Eligibility for such “non-elective contribution” shall be determined based upon the rules in effect under the CLI Plan on December 31, 2008.”

3.	A sentence is added to the end of Section 3.02 that states that notwithstanding the above, prior to January 1, 2009, the amount of any “employer matching contribution” the Company or an Employer determines to contribute for plan year 2008 may be contributed to the Trust as of January 1, 2009 or as soon as practicable after the close of the Company’s Fiscal Year. For this purpose, the term “employer matching contribution” shall have such meaning as set forth in the CLI Plan in effect on December 31, 2008. Eligibility for such “employer matching contribution” shall be determined based upon the rules in effect under the CLI Plan on December 31, 2008.

4.	Section 6.07(a) is amended and replaced with the following language:
(a) Vesting Schedule. Unless otherwise specified herein, a Member shall have a fully vested interest at all times (i) in his Member Accounts and (ii) in his Company Profit Sharing Contribution Account balance determined as of July 31, 1997. A Member who has completed at least two full Years of Service as of August 1, 1997 also shall be fully vested at all times (i) in his Company Matching Contribution Account and (ii) in his Company Profit Sharing Contribution Account determined at any time after July 31, 1997. The Company Matching Contribution Account of a Member who is not or was not credited with at least two Years of Service as of August 1, 1997 and his Company Profit Sharing Contribution Account attributable to Company Profit Sharing Contributions, if any, based on such Member’s eligibility for such contributions after August 1, 1997, shall vest according to the following schedule:

Vesting Service	Vested Interest
Fewer than 2 years	0%
2 years	25%
3 years	50%
4 years	75%
5 years or more	100%
Notwithstanding the foregoing, a Member’s interest in his Company Matching Contribution Account and his Company Profit Sharing Contribution Account shall become fully vested if the Member terminates employment on account of Retirement, death or Disability.
A Member’s interest in any “non-elective contributions” or “employer matching contributions” as defined in the CLI Plan which were attributed to Member’s Account for services rendered through December 31, 2008, shall vest as follows:

Vesting Service	Vested Interest
Fewer than 1 year	0%
1 year	25%
2 years	50%
3 years	75%
4 years or more	100%
Notwithstanding the foregoing, a Member’s interest in any “non-elective contributions” or “employer matching contributions” as described above, shall become fully vested if the Member terminates employment on account of death or Disability.

5.	Sections 8.02(d) and (e) are amended as follows with the addition of a new Section 8.02(f):

8.02(d) A Member who has attained age 59 1/2 and who was a Participant in or eligible to be a Participant in the CLI Plan as of December 31, 2008, and who had an account balance in the CLI Plan on such date, shall be eligible to withdraw any portion of his vested Transferred Account.

8.02 (e) Associates with Member Rollover Contribution Accounts may elect to withdraw their Member Rollover Contribution Accounts prior to termination of employment.

8.02(f) A withdrawal election shall be made pursuant to application procedures established by the Committee. Contribution totals and Account values shall be determined as of the Valuation Date coinciding with or next following the filing of the withdrawal election. If the Member Accounts from which withdrawal is made are in more than one Investment Fund, the withdrawal shall be pro rata from each such Investment Fund except in the case the Member is subject to Section 16 of the Securities Exchange Act of 1934 or has been designated as a “Designated Insider,” in which case such Member’s withdrawal will be taken first from such Member’s Investment Funds other than the Payless Common Stock Fund.

6.	Section 10.01(b) is amended as follows:

A Member who was a Member of the CLI Plan as of December 31, 2008, may elect that all Transferred Accounts distributable to him pursuant to Section 9 shall be paid (i) in lump sum or (ii) monthly, quarterly, semi-annual or annual installments over a period not to exceed Member’s assumed life expectancy (or Member and Member’s Beneficiary’s assumed life expectancies beginning with the Valuation Date as of which the lump sum payment would otherwise be made.

A Member who was a Member of the May Plan as of June 30, 1990 may elect that all Transferred Accounts distributable to him pursuant to Section 9 shall be paid in annual installments over a period not to exceed ten years beginning with the Valuation Date as of which the lump sum payment would otherwise be made. In the event of the death of a Member prior to the expiration of such period, all amounts which have not been distributed to him shall be paid in a lump sum to his designated Beneficiary or his estate if there is no designated Beneficiary. Subject to the foregoing, each such installment shall be paid as of a Valuation Date and, until all the Accounts of the Member have been fully distributed, they shall continue to be revalued as of each succeeding Valuation Date pursuant to Section 6.04.

Notwithstanding the above, a Member who as of December 31, 1988 was or was entitled to be a Participant in the Volume Shoe Corporation Profit Sharing Plan may elect that all Transferred Accounts distributable to him pursuant to Section 9 be paid in the form of equal monthly installments over a period not to exceed 120 months. Such payments shall otherwise be made in accordance with the foregoing portion of this Subsection 10.01(b).
          IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized individual this 17th day of July , 2008.

COLLECTIVE BRANDS, INC.

By:	/s/ Betty Click

Name: Betty Click
Title: Senior Vice President-Human Resources

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